Exhibit 10.3

Execution Version

This SUPPLEMENTAL AGREEMENT (this “Agreement”), dated as of October 15, 2015, is made by Logan’s Roadhouse, Inc. (“Issuer”) and GSO / Blackstone Debt Funds Management LLC (the “GSO Representative”), solely in its capacity as sub-adviser to the following GSO Holders: FS Investment Corporation, Race Street Funding LLC, Cobbs Creek LLC, Burholme Funding LLC and Dunlap Funding LLC (such entities, the “GSO Holders”).

RECITALS

A. On the date hereof, Issuer issued (i) certain Series 2015-2 Senior Secured Accreting Cash Pay Notes due 2017 (the “GSO Notes”) to the GSO Holders and (ii) certain Series 2015-1 Senior Secured Zero Coupon Notes due 2017 (the “Kelso Notes” and, together with the GSO Notes, the “Notes”) to Macsen Holdings Limited (“Mascen”) and KEP VI, LLC (“KEP VI” and, together with Mascen, the “Kelso Holders”).

B. The Notes were issued pursuant to that certain Senior Secured Notes Indenture, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Indenture”; capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture), by and among Issuer, LRI Holdings, Inc., the subsidiary guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee and collateral agent.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Issuer and the GSO Representative, on behalf of the GSO Holders, agree as follows:

1. Issuer Restrictions. Issuer shall not, in each case, without the express prior written consent of the GSO Representative:

a. enter into any amendment, refinancing, solicitation or other transaction that results in an increase in the rate of interest (whether paid in kind or in cash) or the rate of accreting principal (any such increase, a “Rate Increase”) in respect of the Kelso Notes, unless Issuer contemporaneously offers to effect a modification (whether though an amendment, refinancing, solicitation or other transaction) of the terms of the GSO Notes held by the GSO Holders at such time to provide for an identical Rate Increase;

b. redeem any or all of the Kelso Notes unless Issuer contemporaneously offers to redeem in cash the GSO Notes on a pro rata basis

c. make any dividend or other cash distribution in reliance on Section 4.07(b)(17) of the Indenture;

d. incur any Indebtedness secured by a Lien with a priority senior to the Lien securing the GSO Notes if such Indebtedness is provided, or contemplated to be provided, by the Kelso Holders or any of their respective affiliates; or

e. pay any management, consulting or similar fees to the Kelso Holders or any of their respective affiliates while an Event of Default has occurred and is continuing under the Indenture.

2. Governing Law; Submission to Jurisdiction. THIS AGREEMENT, ITS ENFORCEMENT, AND ANY DISPUTE AMONG ISSUER AND THE GSO REPRESENTATIVE OR THE GSO HOLDERS, WHETHER ARISING OUT OF OR RELATING TO THIS AGREEMENT,

SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Unless the parties otherwise agree in writing when any dispute arises, any litigation must be instituted in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection, including, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such courts. Each party hereby agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

3. Waiver of Jury Trial. Issuer and the GSO Holders each waive, to the fullest extent permitted by applicable law, any right they may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement.

4. Successors and Assigns; Termination. This Agreement shall continue in full force and effect and be binding upon Issuer and its successors and permitted assigns until the date on which the GSO Notes have fully repaid, redeemed, defeased or otherwise discharged. Neither party may assign or otherwise transfer this Agreement or any of its obligations hereunder without the prior written consent of the other party, and any such assignment or transfer without such consent shall be void.

5. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person other than GSO Holders who hold GSO Notes.

6. Entire Agreements; Amendments and Waivers. This Agreement supersedes any prior negotiations, discussions, or communications among the parties hereto and constitutes the entire agreement between such parties with respect to the subject matter of this Agreement. No provision of this Agreement may be amended, modified or waived without the prior written consent of the GSO Representative and Issuer.

[Signature Pages Follow]

Logan’s Roadhouse, Inc.

By:	/s/ Samuel N. Borgese
Name: Samuel N. Borgese
Title: President and Chief Executive Officer

GSO / Blackstone Debt Funds Management LLC, in its capacity as the Sub-Advisor to the GSO Holders

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory